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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                LEXAR MEDIA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   Common Shares, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   52886P 10 4
                         ------------------------------
                                 (CUSIP Number)


                                 Initial Report
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)

------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



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          CUSIP NO. 52886P 10 4                         PAGE 2 OF 5 PAGES
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
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    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Peter J. Thomson

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    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)          (a) |_|

                                                                                          (b) |_|

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    3.       SEC USE ONLY


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    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canadian
--------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5.     SOLE VOTING POWER
  BENEFICIALLY OWNED BY
           EACH                       6,440,653
     REPORTING PERSON
           WITH
--------------------------------------------------------------------------------------------------------
                               6.     SHARED VOTING POWER

                                      0
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                               7.     SOLE DISPOSITIVE POWER

                                      6,440,653
--------------------------------------------------------------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
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    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,440,653
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    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)

                                                                                          |-|
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    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.8%
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    12.      TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

             IN
--------------------------------------------------------------------------------------------------------



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------------------------------------------         -----------------------------
          CUSIP NO. 52886P 10 4             13G         PAGE 3 OF 5 PAGES
------------------------------------------         -----------------------------

Item 1(a).        NAME OF ISSUER

                  Lexar Media, Inc.


Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  47421 Bayside Parkway
                  Fremont, California
                  94538

Item 2(a).        NAME OF PERSON FILING

                  Peter J. Thomson


Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  65 Queen Street West
                  Suite 2400
                  Toronto, Ontario
                  M5H 2M8

Item 2(c).        CITIZENSHIP

                  Canadian


Item 2(d).        TITLE OF CLASS OF SECURITIES

                  Common Shares, par value $0.0001 per share


Item 2(e).        CUSIP NUMBER

                  Common Shares: 52886P 10 4


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

Item 4.           OWNERSHIP

                      (a)      Amount Beneficially Owned:

                               6,440,653

                      (b)      Percent of Class:

                               10.8%



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          CUSIP NO. 52886P 10 4             13G         PAGE 4 OF 5 PAGES
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               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         6,440,653

                    (ii) shared power to vote or to direct the vote:

                         0

                    (iii) sole power to dispose or to direct the disposition of:

                          6,440,653

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         0

                    The 6,440,653 common shares reported as beneficially owned by Mr. Peter Thomson are beneficially owned by Mr. Peter Thomson through intermediate holding companies. Mr. Peter Thomson owns, directly or indirectly, the majority of the outstanding voting securities of each such intermediate holding company.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  The 6,440,653 common shares reported as beneficially owned by Mr. Peter Thomson are beneficially owned by Mr. Peter Thomson through intermediate holding companies. Mr. Peter Thomson owns, directly or indirectly, the majority of the outstanding voting securities of each such intermediate holding company.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                  Not applicable


Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable


Item 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable


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          CUSIP NO. 52886P 10 4             13G         PAGE 5 OF 5 PAGES
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Item 10.          CERTIFICATION

                  Not applicable


SIGNATURE


As of February 19, 2002


                                         /s/ Peter J. Thomson
                                        -----------------------------
                                        Name:  Peter J. Thomson